Exhibit 99.B(p)(12)II

INSIDER TRADING POLICY

I.                                         GENERAL PRINCIPLES

It is the policy of the Companies that no Access Person may: (i) trade for any account (including, but not limited to, a Covered Account or the account of any Client) on the basis of material non-public information, or (ii) communicate material non-public information to others in violation of the law - conduct that is commonly called “insider trading.”  This policy extends to activities both within and outside of an Access Person’s respective duties with the Companies.  Each Access Person must read this policy statement and acknowledge his or her understanding of it.  Terms used in this policy but not defined will have the same meanings given them in the Companies’ Joint Code of Ethics.

The elements of insider trading and the penalties for it are discussed below.  If, after reviewing this policy statement, you have any questions, you should consult the CCO or the General Counsel.

II.                                     DEFINITION OF MATERIAL NON-PUBLIC INFORMATION

Only information that is both “material” and “non-public” falls within the prohibition against insider trading.

A.                                    Meaning of “Material”

Information is “material” if it is likely to be viewed by a reasonable investor as important in making a decision to buy, hold, or sell a security or if its disclosure is likely to have an effect on the value of a security.  Information may be material even if it relates to speculative or contingent events.  Information that is material to a decision to trade a security also is likely to be material to a decision to trade related derivatives.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies.  The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not need to relate directly to a company’s business.  For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore considered to be material.

B.                                    Meaning of “Non-Public”

Information should be considered “non-public” when it has not been disseminated publicly by means such as a press release carried over a major news service, an article in a major news publication, materials communicated to potential investors or customers, materials available from public disclosure services, or a public filing made with a regulatory agency.

C.                                    Examples

Material, non-public information can come from Access Persons as well as from persons outside the Companies.  Examples of information that, depending on the circumstances, may be material and non-public include, without limitation:

•                                          undisclosed financial information (e.g., company earnings information or estimates, fund performance, a change in dividend policy, liquidity problems or changed projections, significant litigation or developments for which reserves might be taken);

•                                          undisclosed operating developments (e.g., new products or natural resource discoveries, changes in business operations or extraordinary management developments, large increases or decreases in orders, or potential governmental or regulatory developments);

•                                          proposed business activities (e.g., mergers, acquisitions, sales or divestitures of substantial assets, restructuring, other market-sensitive transactions involving a fund or company, major investments, refinancing or extraordinary borrowings or, in certain circumstances, the mere retention of an investment bank);

•                                          a forthcoming change in rating by a well-known research analyst;

•                                          undisclosed events or problems that could affect the NAV or performance of a fund; and

•                                          even a pending order or decision to purchase or sell securities by a fund or Client.

Material, non-public information may include “tips” received directly or indirectly from corporate insiders whether or not in the context of a Client relationship.

However, information disclosed by an issuer to an Access Person because a Client is a major shareholder or because an Analyst or Portfolio Manager has asked for it generally will not be considered material non-public information unless there is any reason to believe that the information: (i) would not be furnished to other shareholders, analysts or other portfolio managers who asked for it; (ii) was otherwise disclosed improperly or without the authorization of the issuer; or (iii) was provided with the expectation that it would be maintained in confidence. Observations or judgments about a company made by a portfolio manager or analyst based on a company visit generally will not be considered material non-public information unless such observations or judgments are based on information of the kind outlined in (i), (ii) or (iii) above.

D.                                    Special Considerations for Emerging Markets Information

The Companies are aware that, unlike in the U.S. and other developed markets where most material information regarding a company is routinely disseminated to the public, the bulk of material information regarding companies in many emerging markets may not be disseminated regularly to the public. In many cases, such information is not disseminated to the public either because it is not local practice (or companies are not legally required) to make routine company information widely available and/or there are few or no vehicles or channels (e.g., financial publications such as The Wall Street Journal) available to disseminate such information.  The Companies take the position that the mere fact that material information about an emerging markets company is not regularly disseminated to the public does not necessarily mean that Access Persons are prohibited from trading on such information for Client accounts.  However, Access Persons are required to take the following steps to determine whether it is appropriate to trade on the basis of such information:

•                                          An Access Person with material information regarding an emerging markets company should make a reasonable effort to determine whether such information has been disseminated to the public.  If the information has been made available in at least one publication of general circulation or another widely available document, the Access Person generally may trade on the basis of such information without further analysis.

•                                          If the Access Person determines that such information has not been disseminated widely, the Access Person should determine why such information has not been publicly disseminated.  If the information has not been disseminated or made available to the general public solely because it is not required by law or by local practice or because there are few means of distributing such information widely, the Access Person generally may trade on such information provided that the information: (i) would be furnished to other shareholders, analysts or portfolio managers who asked for it; (ii) was not disclosed improperly or without the authorization of the issuer; and (iii) was not provided with the expectation that it would be maintained in confidence.  If the information has not been disseminated to the public for reasons other than the ones set forth above, or if the information does not meet the requirements of (i), (ii) and (iii), the Access Person may not trade on the basis of such information.

•                                          If the Access Person has any doubts about why the information was not disseminated publicly or about whether the information meets the requirements of (i), (ii) and (iii) above, the Access Person should consult with the CCO or the General Counsel before trading on the basis of such information or communicating such information to another Access Person or person outside the Companies (please refer to the procedures in Section IV below).

III.                                 PENALTIES FOR INSIDER TRADING

The legal penalties for trading on or communicating material non-public information are severe.  An Access Person (and in some cases the Companies) can be subject to some or all of the penalties below, even if the Access Person or the Companies do not benefit from the violation. Penalties include:

•                                          civil injunctions;

•                                          damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers;

•                                          disgorgement of profits;

•                                          jail sentences;

•                                          fines for the person who committed the violation of up to three times the profit gained or loss avoided; and/or

•                                          prohibition from employment in the securities industry.

In addition, any violation of this Policy can be expected to result in serious disciplinary measures by the Companies, including termination of employment.

IV.                                PROCEDURES TO IMPLEMENT THE INSIDER TRADING POLICY

The following procedures are intended to help Access Persons avoid insider trading and to aid the Companies in preventing, detecting and punishing insider trading.  Every Access Person of the Companies must follow these procedures or risk the penalties described in Section III above.  If you have any questions about these procedures, you should consult the CCO or the General Counsel.

A.                                    Identifying Insider Information

Any time you think that you may have inside information about a company, before you can place any trade in that company’s securities, either for a Covered Account or for others (including a Client) and before you advise anyone to trade in that company’s securities, ask yourself the following questions:

•                                          Is the information material?  Is this information that an investor would consider important in making his or her investment decisions?  Is it information that would substantially affect the market price of the securities if it were generally disclosed?

•                                          Is the information nonpublic?  To whom has this information been provided?  Has it been effectively communicated to the marketplace by appearing in publications of general circulation? (For emerging markets information only:  If applicable, why hasn’t this information been disseminated widely?)

If after asking these questions (and considering the explanations of material non-public information in Part II of this Policy), you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

•                                          Report the matter immediately to the CCO or the General Counsel.

•                                          Do not purchase or sell the securities on behalf of a Covered Account or others (including a Client).

•                                          Do not communicate the information inside or outside the Companies, other than to the CCO or the General Counsel.

•                                          After the CCO or the General Counsel has reviewed the issue, you will be instructed to continue the prohibition against trading and communication, or you will be allowed to trade and communicate the information.

B.                                    Prevention of Insider Trading

To prevent insider trading the Compliance Committee will:

•                                          Resolve issues of whether information received by an Access Person is material and non-public;

•                                          When it has been determined that an Access Person has material non-public information:

•                                          Implement measures to prevent the dissemination of such information; and

•                                          If necessary, restrict Access Persons from trading in the relevant security.

C.                                    Detection of Insider Trading

To detect insider trading, the CCO or his or her designee will, on a quarterly basis:

•                                          Review all Quarterly Reports of Securities Transactions filed by each Access Person within a reasonable period of time after submission;

•                                          If necessary, coordinate the review of such reports with other members of the Compliance Committee; and

•                                          Be available to answer questions regarding or arising under this Policy.

In addition, upon learning of a significant violation of this Policy, the CCO or the General Counsel will prepare a report to the Compliance Committee providing full details and recommendations for further action.

ACKNOWLEDGEMENT

I hereby acknowledge receipt of the Companies’ Code of Ethics and Insider Trading Policy and I certify that I have read and agree to abide by these documents.  I also confirm that I have instructed all brokerage houses where I maintain a Covered Account to supply duplicate copies of my confirmation statements to the CCO or his or her designee. I  hereby certify that I have never been found civilly liable for or criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date:	Name:

Signature:

TRADE AUTHORIZATION REQUEST

Name:

Date:

Transaction Information

•                                          Please check one:  Purchase              Sale

•                                          Company Name:

•                                          Security:

•                                          Amount:              Approximate Price Per Share:

•                                          Recommended by (if applicable):

Account Information

•                                          Please check one:  Cash              Margin

•                                          Account Name:

•                                          Account Number:

Access Person Representation and Signature

To the best of my knowledge, the above-described transaction is consistent with the Companies’ Code of Ethics and Insider Trading Policy.

Access Person Signature	Date

Authorized By:

Name:
Date

Signature:

This authorization is valid until the close of the business day following the date of approval.

DISCLOSURE OF PERSONAL HOLDINGS

This form is to be submitted by all Access Persons within 10 days of commencement of employment and annually thereafter (no later than January 31 of each year).  Information submitted at the commencement of employment must be current as of a date no more than 45 days prior to the commencement of employment. Information provided annually thereafter must be as of the previous calendar year end.

I hereby certify that the following is a complete list of the Securities in which I have a direct or indirect beneficial ownership:

Security (Full Name of Issuer and Type of Security)	Ticker Symbol or CUSIP #	No. of Shares Or Principal Amount	Brokerage Account

I further certify that set forth below is a complete list of all of the brokers, dealers, banks and other financial institutions with which I maintain an account in which any securities are held for my direct or indirect benefit.

Date:	Name:

Signature:

ANNUAL CERTIFICATION

I hereby certify that I have read and complied with the Companies’ Code of Ethics and Insider Trading Policy for the year ending December 31,                         (or for such time as I have been employed by the Companies, if less than one year).  I also confirm that, during this period, I instructed all brokerage houses where I maintained any Covered Account to supply duplicate copies of my confirmation statements to the Companies, Attn: Chief Compliance Officer; and that I reported all personal Securities transactions required to be reported under the Companies’ Code of Ethics.

Date:	Name:

Signature:

QUARTERLY REPORT OF SECURITIES TRANSACTIONS

The following is a record of all Securities transactions during the quarter ended in any Covered Account.  (This form is to be submitted to the CCO or his or her designee by all Access Persons no later than 20 days after the end of every calendar quarter.)

Name/ Description of Security	Number of Shares or Principal Amount (include coupon rate and maturity date if applicable)	Ticker Symbol or CUSIP #	Date of Transaction	Price at Which Effected	Market Cap of Company on Date of Purchase/Sale Over or Under $500 million)?	Purchase or Sale	Broker- Dealer or Bank

I hereby certify that I did not purchase any Emerging Market Security (other than as permitted by Section III.A.4 of the Code of Ethics) and that, if I qualify as Investment Personnel as defined in the Code of Ethics, that I did not purchase any Security in an initial public offering during the quarter covered by this report.

Date:	Name:

Signature: